Gates Industrial Reports Fourth-Quarter & Full-Year 2018 Results
Denver, CO, February 12, 2019
Fourth-Quarter 2018 Highlights

▪	Fourth-quarter net sales of $792.1 million, representing 1.3% total revenue growth and 3.5% core revenue growth compared to the prior-year fourth quarter.

▪
Net income attributable to shareholders of $75.6 million, or $0.26 per diluted share, compared to prior-year quarter net income attributable to shareholders of $118.8 million, or $0.46 per diluted share.

▪	Adjusted Net Income of $104.9 million, or $0.36 per diluted share.

▪	Fourth-quarter Adjusted EBITDA of $185.8 million and Adjusted EBITDA margin of 23.5%.

Full-Year 2018 Highlights

▪	Net sales up 10.1% year-over-year to $3,347.6 million, representing core revenue growth of 5.9%.

▪	Net income attributable to shareholders of $245.3 million, or $0.84 per diluted share, compared to prior-year net income attributable to shareholders of $151.3 million, or $0.60 per diluted share.

▪	Adjusted Net Income of $379.2 million, or $1.30 per diluted share.

▪	Full-year Adjusted EBITDA of $755.8 million and Adjusted EBITDA margin of 22.6%.

▪	Initiating guidance for full-year 2019 core revenue growth, Adjusted EBITDA, capital expenditures, free cash flow conversion and net leverage.

Gates Industrial Corporation plc (NYSE:GTES), a leading global provider of application-specific fluid power and power transmission solutions, today reported results for the fourth quarter and full year that ended December 29, 2018.

Ivo Jurek, Gates Industrial’s Chief Executive Officer, commented, “As we close our first year as a public company, I am pleased to report solid fourth-quarter and full-year results. By any measure, 2018 was a successful year for Gates and included Adjusted EBITDA growth of 13.0%, which was at the midpoint of our upwardly revised guidance. Our strong execution throughout the year on key strategic initiatives and product innovations will serve as a solid foundation for growth in 2019 and beyond.”

Jurek added, “Our outperformance in industrial end markets drove our growth in the quarter. Further, our ability to grow under a mixed end-market backdrop underscores the diversity of our business. As we turn to 2019, we are positioned to deliver another year of solid growth and Adjusted EBITDA margin expansion.”
Fourth-Quarter and Full-Year Financial Results
Fourth-quarter net sales were $792.1 million, an increase of 1.3% over prior-year quarter net sales of $781.8 million. Core revenue growth during the period was 3.5%, which was driven by particularly strong demand in industrial end markets and replacement channels. Our largest region, North America, experienced strong core revenue growth in the high single digits. Recent acquisitions added 0.7% to net sales during the period, while foreign currency had a negative impact of 3.0%.

Full-year net sales were $3,347.6 million, an increase of 10.1% over the prior year net sales of $3,041.7 million. Core revenue growth was 5.9%, which was driven by continued strong growth in industrial end markets and replacement channels. Regionally, growth was led by emerging markets, particularly in replacement channels. Recent acquisitions added 3.5% to net sales during the period and foreign currency had a positive impact of 0.6%.

Net income attributable to shareholders in the fourth quarter was $75.6 million, or $0.26 per diluted share, compared to $118.8 million, or $0.46 per diluted share, in the prior-year period. Adjusted Net Income, which primarily excludes amortization of certain intangibles, transaction-related expenses, sponsor fees, foreign currency financing gains and losses, and, in 2017, the one-time deferred tax benefit from U.S. tax reform, was $104.9 million, or $0.36 per diluted share, compared to $40.7 million, or $0.16 per diluted share, in the prior-year period. The diluted weighted average number of shares outstanding in the fourth quarter of 2018 was 294,701,563 compared to 252,300,282 in the fourth quarter of 2017.

Net income attributable to shareholders in 2018 was $245.3 million, or $0.84 per diluted share, compared to $151.3 million, or $0.60 per diluted share in 2017. Adjusted Net Income for 2018 was $379.2 million, or $1.30 per diluted share, compared to $209.5 million, or $0.84 per diluted share in 2017. The diluted weighted average number of shares outstanding in 2018 was 291,698,273 compared to 250,490,828 in 2017.

Fourth-quarter Adjusted EBITDA was $185.8 million, or 23.5% of net sales, compared to $173.0 million, or 22.1% of net sales in the prior-year quarter. Excluding acquisitions, Adjusted EBITDA margin expanded by approximately 130 basis points to 23.4% in the fourth quarter.

Full-year 2018 Adjusted EBITDA was $755.8 million, or 22.6% of net sales, compared to $669.1 million, or 22.0% of net sales in 2017. Excluding acquisitions, Adjusted EBITDA margin expanded by approximately 100 basis points to 23.0% in 2018.
Power Transmission Segment Results

	For the three months ended
(USD in millions)	December 29, 2018	December 30, 2017	Change	% Core Change
Net sales	$490.7	$513.1	(4.4)%	(1.0)%
Adjusted EBITDA	$114.6	$115.7	(1.0)%
Adjusted EBITDA margin	23.4%	22.5%	+90 bps
Depreciation & amortization (1)	$15.9	$15.1	+5.3%
Amort. of intangibles from acq. of Gates	$18.3	$19.5	(6.2)%

	For the year ended
(USD in millions)	December 29, 2018	December 30, 2017	Change	% Core Change
Net sales	$2,098.8	$2,009.4	+4.5%	+3.6%
Adjusted EBITDA	$492.2	$458.1	+7.4%
Adjusted EBITDA margin	23.5%	22.8%	+70 bps
Depreciation & amortization (1)	$61.3	$57.9	+5.9%
Amort. of intangibles from acq. of Gates	$75.4	$81.7	(7.7)%

(1)	Excludes the amortization of intangible assets arising from the 2014 acquisition of Gates.

Power Transmission net sales decreased 4.4% to $490.7 million in the fourth quarter, which reflects a decline in core revenue of 1.0% and unfavorable foreign currency effects of 3.4%. Despite the regional slowdown in China and Europe auto first fit markets, the Company continued to observe strong replacement channel sales growth, with the highest global growth rates in North America and China.

Power transmission net sales throughout the full-year 2018 period increased 4.5% to $2,098.8 million, reflecting strong core revenue growth of 3.6% and favorable foreign currency effects of 0.9%. This strong growth was driven by robust replacement channel sales globally and growth across all end markets and regions.

Adjusted EBITDA declined 1.0% over the prior-year quarter, while Adjusted EBITDA margin expanded by 90 basis points, attributable to benefits from manufacturing initiatives and a favorable price/cost position. Full-year 2018 Adjusted EBITDA increased 7.4% over 2017, while Adjusted EBITDA margin expanded by 70 basis points, largely due to a favorable price/cost position, procurement actions and manufacturing performance initiatives.
Fluid Power Segment Results

	For the three months ended
(USD in millions)	December 29, 2018	December 30, 2017	Change	% Core Change
Net sales	$301.4	$268.7	+12.2%	+12.3%
Adjusted EBITDA	$71.2	$57.5	+23.8%
Adjusted EBITDA margin	23.6%	21.4%	+220 bps
Adjusted EBITDA margin, excluding acquisitions	23.5%	21.4%	+210 bps
Depreciation & amortization (1)	$9.8	$8.7	+12.6%
Amort. of intangibles from acq. of Gates	$11.2	$10.7	+4.7%

	For the year ended
(USD in millions)	December 29, 2018	December 30, 2017	Change	% Core Change
Net sales	$1,248.8	$1,032.3	+21.0%	+10.5%
Adjusted EBITDA	$263.6	$211.0	+24.9%
Adjusted EBITDA margin	21.1%	20.4%	+70 bps
Adjusted EBITDA margin, excluding acquisitions	22.1%	20.4%	+170 bps
Depreciation & amortization (1)	$36.9	$30.7	+20.2%
Amort. of intangibles from acq. of Gates	$44.9	$41.9	+7.2%

(1)	Excludes the amortization of intangible assets arising from the 2014 acquisition of Gates.
Fluid Power net sales increased 12.2% to $301.4 million in the fourth quarter, reflecting accelerating core revenue growth of 12.3%, incremental net sales from recent acquisitions of 2.1% and a partial offset from unfavorable foreign currency effects of 2.2%. Core revenue growth continued to be driven by strong industrial end market demand, particularly in mobile hydraulic applications. The Company also saw double-digit core revenue growth in both developed and emerging markets during the quarter.
Fluid power net sales for the full-year 2018 period increased 21.0% to $1,248.8 million, reflecting accelerating core revenue growth of 10.5%, incremental net sales from acquisitions of 10.4% and favorable foreign currency effects of 0.1%. This strong growth was driven by double-digit core revenue growth in nearly all regions and industrial end markets. The full-year growth of our first-fit business outpaced that of the replacement channel.

Excluding acquisitions, Adjusted EBITDA margin increased 210 basis points over the prior-year quarter. For the full-year 2018, Adjusted EBITDA margin, excluding acquisitions, increased 170 basis points, both attributable to higher volumes and favorable price/cost dynamics.
Liquidity and Capital Resources
During the fourth quarter of 2018, the Company generated $171.2 million of cash from operations. For the full-year 2018, the Company generated $313.5 million of cash from operations, driven by strong Adjusted EBITDA performance, partially offset by net investments in working capital. Fourth-quarter capital expenditures were $27.8 million and full-year capital expenditures were $182.7 million, the largest portion of which represented investments in new manufacturing facilities in the Fluid Power segment.

As of December 29, 2018, the Company had total cash of $423.4 million and total outstanding debt of $3.0 billion, representing an improved net leverage ratio of 3.4 times Adjusted EBITDA compared with 5.1 times Adjusted EBITDA as of December 30, 2017.

2019 Outlook

The Company expects 2019 core revenue growth to be in a range of 3.0% to 5.0%. Adjusted EBITDA is expected to be in the range of $775 million to $805 million, with capital expenditures expected to be approximately $150 million. Additionally, the Company expects free cash flow conversion to be greater than 80% and net leverage of less than 3.0 times Adjusted EBITDA.
Conference Call and Webcast
Gates Industrial Corporation plc will host a conference call today at 5:00 pm ET to discuss the Company's financial results. The conference call can be accessed by dialing (866) 393-4306 (domestic) or +1 (734) 385-2616 (international) and requesting the Gates Industrial Corporation Fourth Quarter 2018 Earnings Conference Call. A webcast of the conference call and accompanying presentation materials can be accessed through Gates Industrial's website at investors.gates.com. An audio replay of the conference call can be accessed by dialing (855) 859-2056 (domestic) or +1 (404) 537-3406 (international), and providing the passcode 4189862, or by accessing Gates Industrial's website at investors.gates.com.

About Gates Industrial Corporation plc

Gates is a global manufacturer of innovative, highly engineered power transmission and fluid power solutions. Gates offers a broad portfolio of products to diverse replacement channel customers, and to original equipment ("first-fit") manufacturers as specified components. Gates participates in many sectors of the industrial and consumer markets. Our products play essential roles in a diverse range of applications across a wide variety of end markets ranging from harsh and hazardous industries such as agriculture, construction, manufacturing and energy, to everyday consumer applications such as printers, power washers, automatic doors and vacuum cleaners and virtually every form of transportation. Our products are sold in more than 120 countries across our four commercial regions: the Americas; Europe, Middle East & Africa; Greater China; and East Asia & India.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical facts. In some cases you can identify forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Statements relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risk, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements including: conditions in the global and regional economy and the major end markets we serve; economic, political and other risks associated with international operations; availability of raw materials at favorable prices and in sufficient quantities; changes in our relationships with, or the financial condition, performance, purchasing power or inventory levels of, key channel partners; competition in all areas of our business; pricing pressures from our customers; continued operation of our manufacturing facilities; our ability to forecast demand or meet significant increases in demand; exchange rate fluctuations; market acceptance of new product introductions and product innovations; our cost-reduction actions; litigation, legal or regulatory proceedings brought against us; enforcement of our intellectual property rights; recalls, product liability claims or product warranties claims; anti-corruption laws and other laws governing our international operations; existing or new laws and regulations that may prohibit, restrict or burden the sale of aftermarket products; our decentralized information technology systems and any interruptions to our computer and IT systems; environmental, health and safety laws and regulations; lives of products used in our end markets as well as the development of replacement markets; our ability to successfully integrate recent and future acquired businesses or assets; our reliance on senior management or key personnel; our ability to maintain and enhance our brand; work stoppages and other labor matters; our investments in joint ventures; liabilities with respect to businesses that we have divested in the past; terrorist acts, conflicts and wars; losses to our facilities, supply chains, distribution systems or information technology systems due to catastrophe or other events; additional cash contributions we may be required to make to our defined benefit pension plans; the loss or financial instability of any significant customer or customers; changes in legislative, regulatory and legal developments involving taxes and other matters; our substantial leverage; and the significant influence of our majority shareholder, The Blackstone Group L.P., over us. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report and in our other periodic filings. Gates undertakes no obligation to update or supplement any forward-looking statements as a result of new information, future events or otherwise, except as required by law.

Gates Industrial Corporation plc
Consolidated Statements of Operations
(Unaudited)

	For the three months ended		For the year ended
(USD in millions, except per share amounts)	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net sales	$792.1	$781.8	$3,347.6	$3,041.7
Cost of sales	482.1	479.8	2,017.0	1,823.7
Gross profit	310.0	302.0	1,330.6	1,218.0
Selling, general and administrative expenses	184.7	191.6	805.8	777.1
Transaction-related expenses	0.5	6.8	6.7	18.1
Impairment of intangibles and other assets	—	2.8	0.6	2.8
Restructuring expenses	3.2	9.1	6.4	17.4
Other operating expenses (income)	1.8	(0.2)	14.3	(0.3)
Operating income from continuing operations	119.8	91.9	496.8	402.9
Interest expense	36.1	55.6	175.9	234.6
Other (income) expenses	(0.1)	12.1	17.4	58.8
Income from continuing operations before taxes	83.8	24.2	303.5	109.5
Income tax expense (benefit)	1.4	(105.4)	31.8	(72.5)
Net income from continuing operations	82.4	129.6	271.7	182.0
(Gain) loss on disposal of discontinued operations, net of tax, respectively, of $0, $0, $0 and $0	(0.1)	(0.6)	0.6	(0.7)
Net income	82.5	130.2	271.1	182.7
Less: non-controlling interests	6.9	11.4	25.8	31.4
Net income attributable to shareholders	$75.6	$118.8	$245.3	$151.3

Earnings per share
Basic
Earnings per share from continuing operations	$0.26	$0.49	$0.86	$0.62
Earnings per share from discontinued operations	—	—	—	—
Earnings per share	$0.26	$0.49	$0.86	$0.62

Diluted
Earnings per share from continuing operations	$0.26	$0.47	$0.84	$0.60
Earnings per share from discontinued operations	—	(0.01)	—	—
Earnings per share	$0.26	$0.46	$0.84	$0.60

Gates Industrial Corporation plc
Consolidated Balance Sheets
(Unaudited)

(USD in millions, except share numbers and per share amounts)	As of December 29, 2018	As of December 30, 2017
Assets
Current assets
Cash and cash equivalents	$423.4	$564.4
Trade accounts receivable, net	742.3	713.8
Inventories	537.6	457.1
Taxes receivable	7.2	14.1
Prepaid expenses and other assets	104.1	76.8
Total current assets	1,814.6	1,826.2
Non-current assets
Property, plant and equipment, net	756.3	686.2
Goodwill	2,045.9	2,085.5
Pension surplus	52.6	57.7
Intangible assets, net	1,990.6	2,126.8
Taxes receivable	27.9	32.7
Other non-current assets	34.7	38.6
Total assets	$6,722.6	$6,853.7
Liabilities and equity
Current liabilities
Debt, current portion	$51.6	$66.4
Trade accounts payable	424.0	392.0
Taxes payable	19.2	29.0
Accrued expenses and other current liabilities	184.2	210.4
Total current liabilities	679.0	697.8
Non-current liabilities
Debt, less current portion	2,953.4	3,889.3
Post-retirement benefit obligations	155.9	157.1
Taxes payable	81.9	100.6
Deferred income taxes	439.5	517.1
Other non-current liabilities	79.2	63.4
Total liabilities	4,388.9	5,425.3
Shareholders’ equity
—Shares, par value of $0.01 each - authorized shares: 3,000,000,000; outstanding shares: 289,847,574 (December 30, 2017: authorized shares: 3,000,000,000; outstanding shares: 245,474,605)	2.9	2.5
—Additional paid-in capital	2,416.9	1,622.6
—Accumulated other comprehensive loss	(854.3)	(747.4)
—Retained earnings	381.9	136.9
Total shareholders’ equity	1,947.4	1,014.6
Non-controlling interests	386.3	413.8
Total equity	2,333.7	1,428.4
Total liabilities and equity	$6,722.6	$6,853.7

Gates Industrial Corporation plc
Consolidated Statements of Cash Flows
(Unaudited)

	For the year ended
(USD in millions)	December 29, 2018	December 30, 2017
Cash flows from operating activities
Net income	$271.1	$182.7
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	218.5	212.2
Non-cash currency transaction (gain) loss on net debt and hedging instruments	(45.5)	57.4
Premium paid on redemption of long-term debt	27.0	—
Other net non-cash financing costs	65.6	47.6
Share-based compensation expense	6.0	5.4
Decrease in post-employment benefit obligations, net	(4.6)	(7.4)
Deferred income taxes	(64.9)	(162.8)
Impairments of intangibles and other assets	0.6	4.8
Loss (gain) on disposal of businesses	0.6	(0.9)
Other operating activities	3.6	1.6
Changes in operating assets and liabilities, net of effects of acquisitions:
—Increase in accounts receivable	(49.6)	(24.6)
—Increase in inventories	(96.1)	(45.4)
—Increase in accounts payable	42.1	49.9
—(Increase) decrease in prepaid expenses and other assets	(27.5)	2.3
—(Decrease) increase in taxes payable	(15.3)	6.5
—Decrease in other liabilities	(18.1)	(9.4)
Net cash provided by operations	313.5	319.9
Cash flows from investing activities
Purchases of property, plant and equipment	(166.1)	(101.1)
Purchases of intangible assets	(16.6)	(10.0)
Net cash paid under corporate-owned life insurance policies	(7.4)	(6.4)
Proceeds from the sale of property, plant and equipment	1.3	2.3
Purchase of businesses, net of cash acquired	(50.9)	(110.7)
Other investing activities	(3.9)	(1.1)
Net cash used in investing activities	(243.6)	(227.0)
Cash flows from financing activities
Issue of shares, net of underwriting costs	799.7	0.6
Other offering costs	(8.6)	(2.3)
Repurchase of shares	—	(1.6)
Proceeds from long-term debt	—	644.7
Payments of long-term debt	(933.5)	(676.9)
Premium paid on redemption of long-term debt	(27.0)	—
Debt issuance costs paid	—	(18.8)
Dividends paid to non-controlling interests	(35.2)	(24.6)
Other financing activities	5.7	3.6
Net cash used in financing activities	(198.9)	(75.3)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(12.4)	19.6
Net (decrease) increase in cash and cash equivalents and restricted cash	(141.4)	37.2
Cash and cash equivalents and restricted cash at the beginning of the period	566.0	528.8
Cash and cash equivalents and restricted cash at the end of the period	$424.6	$566.0
Supplemental schedule of cash flow information
Interest paid, net of amount capitalized	$157.9	$198.0
Income taxes paid, net	$114.0	$84.8
Accrued capital expenditures	$1.0	$1.7

Non-GAAP Financial Statements
This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as its key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business either period-over-period or with other businesses. We use Adjusted EBITDA as our measure of segment profitability to assess the performance of our businesses, and it is used for total Gates as well because we believe it is important to consider our profitability on a basis that is consistent with that of our operating segments.
Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income attributable to shareholders before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses.
Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the impacts of movements in foreign currency rates and the first-year impacts of acquisitions and disposals. We present core revenue growth because it allows for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency gains or losses, or the incomparability that would be caused by the impact of an acquisition or disposal.
Management uses Free Cash Flow to measure cash generation and liquidity. Free Cash Flow is a non-GAAP measure that represents cash provided by (used in) operations less capital expenditures. Free Cash Flow Conversion is a measure of Free Cash Flow for the preceding twelve months expressed as a percentage of Adjusted Net Income for the same period. We use this metric as a measure of the success of our business in converting Adjusted Net Income into cash.
These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Gates Industrial Corporation plc
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA
(Unaudited)

	For the three months ended		For the year ended
(USD in millions)	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net income from continuing operations	$82.4	$129.6	$271.7	$182.0
Adjusted for:
Income tax expense (benefit)	1.4	(105.4)	31.8	(72.5)
Net interest and other expenses	36.0	67.7	193.3	293.4
Depreciation and amortization	55.2	54.0	218.5	212.2
Transaction-related expenses (1)	0.5	6.8	6.7	18.1
Impairment of intangibles and other assets	—	2.8	0.6	2.8
Restructuring expenses (2)	3.2	9.1	6.4	17.4
Share-based compensation	0.5	2.5	6.0	5.4
Sponsor fees (included in other operating expenses) (3)	2.1	2.2	8.0	6.7
Inventory impairments and adjustments (included in cost of sales)	0.4	3.2	1.5	3.2
Duplicate expenses incurred on facility relocation	0.6	—	5.2	—
Severance-related expenses (included in cost of sales)	1.7	—	1.7	—
Other adjustments (included in SG&A)	1.8	0.5	4.4	0.4
Adjusted EBITDA	$185.8	$173.0	$755.8	$669.1

(1)
Transaction-related expenses relate primarily to advisory fees recognized in respect of the initial public offering, the acquisition of businesses and other corporate transactions such as debt refinancings.

(2)
Restructuring expenses represents costs in relation to specifically defined restructuring projects and includes costs related to decisions to close lines of business, plant closures and relocations, strategic organizational rationalizations and related non-recurring employee severance.

(3)	Sponsor fees relate to fees paid to our private equity sponsor for monitoring, advisory and consulting services.

Gates Industrial Corporation plc
Reconciliation of Net Income Attributable to Shareholders to Adjusted Net Income
(Unaudited)

	For the three months ended		For the year ended
(USD in millions, except share numbers and per share amounts)	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net income attributable to shareholders	$75.6	$118.8	$245.3	$151.3
Adjusted for:
(Gain) loss on disposal of discontinued operations	(0.1)	(0.6)	0.6	(0.7)
Amortization of intangible assets arising from the 2014 acquisition of Gates	29.5	30.8	120.3	124.2
Transaction-related expenses (1)	0.5	6.8	6.7	18.1
Impairment of intangibles and other assets	—	2.8	0.6	2.8
Restructuring expenses (2)	3.2	9.1	6.4	17.4
Share-based compensation	0.5	2.5	6.0	5.4
Sponsor fees (included in other operating expenses) (3)	2.1	2.2	8.0	6.7
Inventory impairments and adjustments (included in cost of sales)	0.4	3.2	1.5	3.2
Adjustments relating to post-retirement benefits	0.7	1.9	3.1	2.5
Premium on redemption of long-term debt	—	—	27.0	—
Financing-related FX (gains) losses (4)	(0.3)	11.7	(8.8)	61.2
One-time deferred tax benefit from U.S. tax reform	—	(118.2)	—	(118.2)
Other adjustments	1.9	(3.1)	0.8	(10.5)
Estimated tax effect of the above adjustments	(9.1)	(27.2)	(38.3)	(53.9)
Adjusted Net Income	$104.9	$40.7	$379.2	$209.5

Diluted weighted average number of shares outstanding	294,701,563	252,300,282	291,698,273	250,490,828
Adjusted Net Income per diluted share	$0.36	$0.16	$1.30	$0.84

(1)
Transaction-related expenses relate primarily to advisory fees recognized in respect of the initial public offering, the acquisition of businesses and other corporate transactions such as debt refinancings.

(2)
Restructuring expenses represents costs in relation to specifically defined restructuring projects and includes costs related to decisions to close lines of business, plant closures and relocations, strategic organizational rationalizations and related non-recurring employee severance.

(3)	Sponsor fees relate to fees paid to our private equity sponsor for monitoring, advisory and consulting services.
(4)
Financing-related FX (gains) losses relate primarily to foreign currency remeasurement (gains) losses on the portion of Gates' Euro-denominated debt that has not been designated as a net investment hedge, and, for the year ended December 29, 2018, a gain of $5.8 million on a currency derivative entered into as part of the redemption of our Euro Senior Notes.

Gates Industrial Corporation plc
Reconciliation of Net Sales to Core Revenue Growth
(Unaudited)

(USD in millions)	Power Transmission	Fluid Power	Total
Net sales(1) for the three months ended December 29, 2018	$490.7	$301.4	$792.1
Impact on net sales of movements in currency rates	17.1	6.0	23.1
Impact on net sales from recent acquisitions	—	(5.7)	(5.7)
Core revenue for the three months ended December 29, 2018	$507.8	$301.7	$809.5

Net sales for the three months ended December 30, 2017	513.1	268.7	781.8
(Decrease) increase in net sales on a core basis (core revenue)	$(5.3)	$33.0	$27.7

Core revenue growth (%)	(1.0)%	12.3%	3.5%

(USD in millions)	Power Transmission	Fluid Power	Total
Net sales(1) for the year ended December 29, 2018	$2,098.8	$1,248.8	$3,347.6
Impact on net sales of movements in currency rates	(17.8)	(1.1)	(18.9)
Impact on net sales from recent acquisitions	—	(107.2)	(107.2)
Core revenue for the year ended December 29, 2018	$2,081.0	$1,140.5	$3,221.5

Net sales for the year ended December 30, 2017	2,009.4	1,032.3	3,041.7
Increase in net sales on a core basis (core revenue)	$71.6	$108.2	$179.8

Core revenue growth (%)	3.6%	10.5%	5.9%

(1)	Throughout this document the terms "net sales" and "revenue" are used interchangeably in reference to the GAAP measure "net sales."

Gates Industrial Corporation plc
Reconciliation of Free Cash Flow and Free Cash Flow Conversion
(Unaudited)

	For the year ended
(USD in millions)	December 29, 2018	December 30, 2017
Cash provided by operations	$313.5	$319.9
Capital expenditures (1)	(182.7)	(111.1)
Free Cash Flow	$130.8	$208.8

(1)	Capital expenditures represent purchases of property, plant and equipment and purchases of intangible assets.

	For the year ended
(USD in millions)	December 29, 2018	December 30, 2017
Free Cash Flow	$130.8	$208.8
Adjusted Net Income	379.2	209.5
Free Cash Flow Conversion	34.5%	99.7%

Source: Gates Industrial Corporation plc

Contact
Bill Waelke
(303) 744-4887
investorrelations@gates.com